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                                                                   EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-8 filed as Post Effective Amendment No. 1 to Registration Statement No. 333-30889 on Form S-4 of our report dated August 12, 1997, except for Note 16 as to which the date is August 23, 1997 and Note 17 as to which the date is December 30, 1997 (which report expresses an unqualified option and includes an explanatory paragraph relating to the restatement described in Note 17), appearing in the Annual Report on Form 10-K/A of Cardinal Health, Inc. for the year ended June 30, 1997.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Columbus, Ohio
February 18, 1998